Exhibit 99.3

Tuniu Corporation

Tuniu Building, No. 699-32

Xuanwudadao, Xuanwu District

Nanjing, Jiangsu Province 210042

People’s Republic of China

January 27, 2014

Confidential

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Tuniu Corporation

Dear Sir/Madam,

The undersigned, Tuniu Corporation, a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is submitting this letter in connection with the Company’s confidential submission on the date hereof of its draft registration statement on Form F-1 (the “Draft Registration Statement”) relating to a proposed initial public offering in the United States of the Company’s ordinary shares to be represented by American depositary shares (“ADSs”) via EDGAR to the Securities and Exchange Commission (the “Commission”) for confidential review pursuant to the Jumpstart Our Business Startups Act.

The Company has included in the Draft Registration Statement its audited consolidated financial statements as of December 31, 2011 and 2012 and for each of the two years ended December 31, 2011 and 2012, and unaudited interim condensed consolidated financial statements as of September 30, 2013 and for each of the nine-month periods ended September 30, 2012 and 2013.

The Company respectfully requests that the Commission waive the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering (“IPO”), the Registration Statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a waiver is obtained. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-month age of financial statements requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.”

In connection with this waiver request, the Company represents to the Commission that:

1. The Company is not currently a public reporting company in any jurisdiction.

2. The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, consolidated financial statements audited under any generally accepted auditing standards for any interim period.

3. Compliance with Item 8.A.4 of Form 20-F at present which nears the end of the Company’s latest fiscal year, is impracticable and involves undue hardship for the Company.

4. The Company does not anticipate that its audited financial statements for the year ended December 31, 2013 will be available until March 2014.

5. In no event will the Company seek effectiveness of its Registration Statement on Form F-1 if its audited financial statements are older than 15 months at the time of the offering.

The Company will file this letter as an exhibit to the Registration Statement on Form F-1 pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

Tuniu Corporation

/s/ Conor Chia-hung Yang
By:	Conor Chia-hung Yang
Title:	Chief Financial Officer